Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-191901

March 5, 2014

MONROE, MI., March 5, 2014[news service] / - MBT Financial Corp. (the “Company”) (NASDAQ: MBTF).

MBT Financial Corp. Announces Record Date for its Rights Offering

As previously announced MBT Financial Corp. (the “Company”) (NASDAQ: MBTF) the parent company of Monroe Bank & Trust, intends to conduct a rights offering to existing shareholders for the purchase of up to 1,411,765 shares of its common stock at $4.25 per share in a $6 million rights offering. The Company announced it has set March 7, 2014 as the record date for its previously disclosed proposed rights offering of common stock. All record shareholders of the Company's common stock will receive, at no charge, one subscription right for each share of common stock held as of 5:00 pm, Eastern Time, on the record date. Each subscription right will entitle the holder of the right to purchase .0664 share for each share of common stock held. Upon commencement of the planned rights offering, the Company will distribute non-transferable subscription rights to purchase shares of its common stock to each eligible holder of its common stock as of the close of business on March 7, 2014.

The Company has filed a registration statement, including a prospectus, with the SEC for the offering to which this communication relates which has not yet become effective. The securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Company, or the placement agent Donnelly Penman & Partners, will arrange to send you the prospectus if you request it by calling toll-free at 1 (800) 321-0032, or by emailing Greg Cunningham at gcunningham@donnellypenman.com.

About the Company

MBT Financial Corp. (NASDAQ: MBTF), a bank holding company headquartered in Monroe, Michigan, is the parent company of Monroe Bank & Trust (“MBT”). Founded in 1858, MBT is one of the largest independently owned community banks in Southeast Michigan. With over $1 billion in assets, MBT is a full-service bank, offering a complete range of business and personal accounts, credit and mortgage options, investment and retirement services and award-winning financial literacy outreach. MBT’s Wealth Management Group (“WMG”) is one of the largest and most respected in Michigan. The WMG has been listed as a Top Money Management firm for assets under management by Crain’s Detroit Business. With 24 offices, 46 ATMs, convenient mobile and online banking, a robust online and social media presence and a comprehensive array of products and services, MBT prides itself in offering an incomparable banking experience. Visit MBT’s website at www.mbandt.com.

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Forward-Looking Statements

The statements contained in this press release, other than historical information, are forward-looking statements, which involve risks, assumptions and uncertainties. Forward-looking statements, which are based on various assumptions (some of which are beyond the Company's control), may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as “may,” “will,” “believe,” “expect,” “estimate,” “anticipate,” “continue,” or similar terms or variations on those terms, or the negative of these terms. The Company’s actual results may differ materially from the results discussed in forward-looking statements. The risks, uncertainties and factors affecting actual results include but are not limited to: our ability to conduct, and the results of, the private placement and rights offering; our ability to dispose of substandard assets and the disposition prices thereof; credit risk and asset/liability management; change in the financial and securities markets, including changes with respect to the market value of our financial assets; economic and political conditions, especially in Southeast Michigan; real estate prices and sales in the Company’s markets; competitive circumstances; bank regulation, legislation, accounting principles and monetary policies; the interest rate environment; efforts to increase our capital and reduce our nonperforming assets; and technological changes. Investors are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. The Company does not undertake, and specifically disclaims, any obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Additional information regarding risk factors can be found in the Company’s filings with the Securities and Exchange Commission.

Contact:

H. Douglas Chaffin

President & Chief Executive Officer

doug.chaffin@mbandt.com

734-384-8123

John L. Skibski

Executive VP & Chief Financial Officer

john.skibski@mbandt.com

734-242-1879

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